Exhibit 10.1
CASS INFORMATION SYSTEMS, INC
Summary Profit Sharing Program

The purpose of the profit sharing program is to facilitate the Company’s continued growth and success by providing rewards that are commensurate with achievement, thereby creating an incentive for superior performance and improved results for shareholders. Exempt employees of Cass Information Systems are eligible to participate in the program.

The amount of the profit sharing pool available for distribution is set by the Board of Directors and currently set at 18.5% of the Company’s net income after taxes for the period of distribution.

Distributions are not guaranteed and the Company may distribute profit sharing benefits on any schedule and in any manner that it deems appropriate. Currently, distributions are made on a semi-annual basis.

The pool is distributed to all eligible employees considering factors such as position, salary grade, and individual performance. Specific allocations are made out of the pool to the Chief Executive Officer (CEO) and other executive officers, including named executive officers (NEOs) as follows:

CEO – The CEO receives a percentage of the total profit sharing pool based on the change in net income after taxes (NIAT) from the prior year and is set to provide a target percentage of base salary at target performance of 45%. The amount paid to the CEO can range from 0% up to a maximum of 70% of base pay.

Executive Officers – A percentage of the total profit sharing pool is provided for distribution to other executive officers based on the change in NIAT from the prior year and is set to provide a target percentage of base salaries at target performance of 40%. The total funds provided for distribution to the executive officers can range from 0% up to a maximum of 60% of base pay. While the size of the executive officer profit sharing pool is dependent on the overall size of the pool and change in NIAT, the amount distributed to each individual executive officer is based on a subjective assessment of each executive’s performance, taking into consideration factors such as performance of each individual and each executive’s associated operating unit. When conducting the evaluation of an executive’s performance, the CEO considers factors such as revenue growth, cost efficiencies and technological advancements within the executive’s operating unit, and leadership skills and other accomplishments during the fiscal year. Consideration is also given to profit-sharing payments that an individual has received in the past as well as those received by other named executive officers, in order to help achieve internal compensation equity

Individual distributions to exempt employees, other than the CEO and executive officers, as a percent of salary are subject to set limits based on each individual’s pay grade and any payment in excess of these percentages shall require the review and approval of the President or Chief Operating Officer of each business unit and the CEO. Payments in excess of the set limits for the CEO and executive officers need approval from the Compensation Committee of the Board of Directors.